CPS TECHNOLOGIES CORP.

Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2021	2020	2021	2020

Revenues:
Product sales	$5,862,183	$5,758,015	$10,727,890	$12,269,586

Total revenues	5,862,183	5,758,015	10,727,890	12,269,586

Cost of product sales	4,510,600	4,574,686	8,432,168	9,536,047

Gross Margin	1,351,583	1,183,329	2,295,722	2,733,539

Selling, general, and
administrative expense	1,098,616	852,773	2,007,087	1,781,362

Income from operations	252,967	330,556	288,635	952,176

Interest income (expense), net	(13,769)	(31,325)	(18,079)	(51,291)

Net income before
income tax	239,198	299,231	270,556	900,885
Income tax provision	—	—	456	—

Net income	$239,198	$299,231	$270,100	$900,885

Net income per
basic common share	$0.02	$0.02	$0.02	$0.07

CPS TECHNOLOGIES CORP.

BALANCE SHEET (UNAUDITED)

	June 26,	June 27,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$3,015,760	$195,203
Accounts receivable-trade, net	4,432,310	2,914,800
Inventories, net	3,989,435	3,709,471
Prepaid expenses and other current assets	273,523	71,506
Total current assets	11,711,028	6,890,980

Net property and equipment	1,172,862	1,287,947

Right-of-use lease asset	638,000	25,000
Deferred taxes, net	117,000	117,000
Total Assets	$13,638,890	$8,320,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Note payable, current portion	$59,438	$58,134
Accounts payable	1,522,336	909,291
Accrued expenses	997,755	804,091
Deferred revenue	400,874	12,177
Lease liability, current portion	151,000	25,000
Total current liabilities	3,131,403	1,808,693
Note payable less current portion	124,566	154,570
Long term lease liability	487,000	—
Total liabilities	3,742,969	1,963,263
Total stockholders’ equity	9,895,921	6,357,664
Total liabilities and stockholders’ equity	$13,638,890	$8,320,927